UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LATTICE SEMICONDUCTOR CORPORATION

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMENDMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 6, 2022

May 2, 2022

On or about March 24, 2022, Lattice Semiconductor Corporation (the “Company”) commenced mailing to its stockholders a notice containing instructions on how to access a definitive proxy statement, dated March 24, 2022 (the “Proxy Statement”), for the Company’s annual meeting of stockholders to be held on May 6, 2022 (the “Annual Meeting”). This Amendment, which describes a recent change in the proposed nominees for election to the Company’s board of directors (the “Board”), should be read in conjunction with the Proxy Statement.

Withdrawal of Nominee for Election as Director

On April 29, 2022, Krishna Rangasayee, a member of the Board and nominee for election as a director at the Annual Meeting, submitted his resignation from the Board, effective as of the date thereof. In connection with his resignation, the nomination of Mr. Rangasayee is withdrawn and he is no longer a nominee for reelection to the Board at the Annual Meeting. The Board does not plan to substitute another nominee for election as a director at the Annual Meeting in place of Mr. Rangasayee. The Board has also reduced the size of the Board to six directors.

Voting Matters

The six remaining nominees for election to the Board are named in the Proxy Statement. Notwithstanding the withdrawal of Mr. Rangasayee’s nomination, the proxy card included with the Proxy Statement remains valid, and no new proxy cards will be distributed. All proxy cards, votes and voting instructions submitted by stockholders will be voted at the Annual Meeting unless revoked, except that any votes cast for Mr. Rangasayee will be disregarded. If you have not yet returned your proxy card, voted or submitted your voting instructions, please do so promptly so that your vote will be counted at the Annual Meeting.

If you have already returned your proxy card, voted or provided voting instructions, you do not need to take any action unless you wish to change your vote.

Information about how to vote your shares, or revoke your proxy, vote or voting instructions, is available in the Proxy Statement.